As filed with the Securities and Exchange Commission on February 13, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Inovalon Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1830316
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4321 Collington Road Bowie, MD	20716
(Address of principal executive offices)	(Zip code)

Amended and Restated Long-Term Incentive Plan

2015 Omnibus Incentive Plan

2015 Employee Stock Purchase Plan

(Full title of the plan)

Keith R. Dunleavy, M.D.

Chief Executive Officer and Chairman

Inovalon Holdings, Inc.

4321 Collington Road

Bowie, MD 20716

(Name and address of agent for service)

(301) 809-4000

(Telephone number, including area code, of agent for service)

Copies to:

David P. Slotkin

Spencer D. Klein

Justin R. Salon

Morrison & Foerster LLP

2000 Pennsylvania Avenue, NW, Suite 6000

Washington, D.C. 20006

(202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $0.000005 par value per share
— 2015 Omnibus Incentive Plan	7,335,430	(2)	$30.37	(3)	$222,777,009	$25,887
— 2015 Employee Stock Purchase Plan	1,833,857	(4)	$25.81	(5)	$47,331,849	$5,500
— Amended and Restated Long-Term Incentive Plan	6,940,055	(6)	$—	(7)	$—	$—
Class B Common Stock, $0.000005 par value per share
— Amended and Restated Long-Term Incentive Plan (options)	6,451,275	(8)	$5.97	(9)	$38,514,112	$4,476
— Amended and Restated Long-Term Incentive Plan (RSUs)	488,780	(10)	$30.37	(3)	$14,844,249	$1,725
TOTAL	23,049,397				$323,467,219	$37,588

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A or Class B common stock that become issuable under the Registrant’s Amended and Restated Long-Term Incentive Plan (the “Pre-IPO Plan”), 2015 Omnibus Incentive Plan (the “2015 Plan”) and 2015 Employee Stock Purchase Plan, (the “ESPP” and together with the Pre-IPO Plan and the 2015 Plan, the “Plans”), by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other transactions that result in an increase in the number of the outstanding shares of the Registrant’s Class A or Class B common stock.

(2)          Represents shares of Class A common stock reserved for issuance under the 2015 Plan. To the extent that outstanding awards under the Pre-IPO Plan are forfeited, terminate or lapse unexercised, the shares of Class B common stock subject to such awards instead will be available for future issuance as Class A common stock under the 2015 Plan. See footnotes 7 and 8 below.

(3)          Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee based on the average high and low offering prices of the Registrant’s Class A common stock on The Nasdaq Global Select Market on February 12, 2015.

(4)          Represents shares of the Registrant’s Class A common stock reserved for future issuance under the ESPP.

(5)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the average high and low offering prices of the Registrant’s Class A common stock on The Nasdaq Global Select Market on February 12, 2015, multiplied by 85%.  Pursuant to the ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of the Registrant’s Class A common stock on the last trading day of each purchase period in the applicable offering period.

(6)          Represents shares of the Registrant’s Class A common stock issuable upon conversion of the Registrant’s Class B common stock underlying options and restricted stock units outstanding under the Pre-IPO Plan as of the date of this Registration Statement.

(7)          Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.

(8)          Represents shares of the Registrant’s Class B common stock reserved for issuance pursuant to stock option awards outstanding under the Pre-IPO Plan as of the date of this Registration Statement. Any shares of the Registrant’s Class B common stock that are subject to option awards under the Pre-IPO Plan that are forfeited or lapse unexercised, and would otherwise have been returned to the share reserve under the Pre-IPO Plan, instead will be available for issuance as Class A common stock under the 2015 Plan.

(9)          Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee. The price of $5.97 per share represents the weighted average of the exercise prices for outstanding options under the Pre-IPO Plan as of the date of this Registration Statement.

(10)    Represents shares of the Registrant’s Class B common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the Pre-IPO Plan as of the date of this Registration Statement. Any shares of the Registrant’s Class B common stock that are subject to restricted stock unit awards under the Pre-IPO Plan that are forfeited or lapse unvested, and would otherwise have been returned to the share reserve under the Pre-IPO Plan, instead will be available for issuance as Class A common stock under the 2015 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the Plans, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the Commission, are hereby incorporated by reference into this registration statement.

(1)                                 The Company’s final prospectus, dated February 11, 2015, filed with the Commission pursuant to Rule 424(b), relating to the Registration Statement on Form S-1, as amended (File No. 333-201321), which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2)                                 The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36841) filed with the Commission on February 9, 2015, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                                                         Description of Securities.

See the description of the Registrant’s Class B common stock contained in the Registrant’s prospectus filed on February 11, 2015 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-201321).

Item 5.                                                         Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Company’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•                  any breach of the director’s duty of loyalty to the Company or its stockholders;

•                  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•                  any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Company’s restated bylaws provide that:

•                  the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•                  the Company may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•                  the Company is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•                  the rights conferred in the bylaws are not exclusive.

The Company has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Company for which indemnification is sought. The indemnification provisions in the Company’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.

The Company currently carries liability insurance for its directors and officers.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation.

4.2	Second Amended and Restated Bylaws.

5.1*	Opinion of Morrison & Foerster LLP.

10.1

Inovalon, Inc. Amended and Restated Long-Term Incentive Plan (as amended on October 7, 2010), as assumed by the Registrant (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.2

Form of Stock Option Agreement under the Amended and Restated Long-Term Incentive Plan (as amended on October 7, 2010), as assumed by the Registrant (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.3

Form of Restricted Stock Unit Agreement under the Amended and Restated Long-term Incentive Plan (as amended on October 7, 2010), as assumed by the Company (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.4	2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-201321).

10.5	Form of Stock Option Award under the 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.6	Form of Restricted Stock Award under the 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.7

Form of Restricted Stock Unit Award under the 2015 Omnibus Incentive Plan (as amended on October 7, 2010), as assumed by the Company (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.8

Form of Stock Option Award under the 2015 Omnibus Incentive Plan (Section 16 Grantees) (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

Exhibit No.	Description
10.9

Form of Restricted Stock Award under the 2015 Omnibus Incentive Plan (Section 16 Grantees) (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.10

Form of Restricted Stock Unit Award under the 2015 Omnibus Incentive Plan (Section 16 Grantees) (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.11	2015 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

* Filed herewith.

Item 9.                                                         Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowie, State of Maryland on the 13th day of February, 2015.

Inovalon Holdings, Inc.
By:	/S/ KEITH R. DUNLEAVY
Keith R. Dunleavy, M.D. Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Keith R. Dunleavy or Thomas R. Kloster and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/S/ KEITH R. DUNLEAVY	Chief Executive Officer and Chairman	February 13, 2015
Keith R. Dunleavy, M.D.	(Principal Executive Officer)

/S/ THOMAS R. KLOSTER	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 13, 2015
Thomas R. Kloster

/S/ DENISE K. FLETCHER	Director	February 13, 2015
Denise K. Fletcher

/S/ ANDRE S. HOFFMANN	Director	February 13, 2015
André S. Hoffmann

/S/ LEE D. ROBERTS	Director	February 13, 2015
Lee D. Roberts

/S/ WILLIAM J. TEUBER JR.	Director	February 13, 2015
William J. Teuber Jr.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation.

4.2	Second Amended and Restated Bylaws.

5.1*	Opinion of Morrison & Foerster LLP.

10.1

Inovalon, Inc. Amended and Restated Long-Term Incentive Plan (as amended on October 7, 2010), as assumed by the Registrant (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.2

Form of Stock Option Agreement under the Amended and Restated Long-Term Incentive Plan (as amended on October 7, 2010), as assumed by the Registrant (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.3

Form of Restricted Stock Unit Agreement under the Amended and Restated Long-term Incentive Plan (as amended on October 7, 2010), as assumed by the Company (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.4	2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-201321).

10.5	Form of Stock Option Award under the 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.6	Form of Restricted Stock Award under the 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.7	Form of Restricted Stock Unit Award under the 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.8

Form of Stock Option Award under the 2015 Omnibus Incentive Plan (Section 16 Grantees) (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.9

Form of Restricted Stock Award under the 2015 Omnibus Incentive Plan (Section 16 Grantees) (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

Exhibit No.	Description
10.10

Form of Restricted Stock Unit Award under the 2015 Omnibus Incentive Plan (Section 16 Grantees) (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

10.11	2015 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-201321)).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

* Filed herewith.